FREE WRITING PROSPECTUS
FILED PURSUANT TO RULE 433
REGISTRATION FILE NO.: 333-195164-16

From: WELLS ABF SYNDICATE WELLS FARGO (WELLS FARGO SECURITI)

At: Nov 18 2015 12:25:39

WELLS FARGO COMMERCIAL MORTGAGE TRUST 2015-NXS4 - PUBLIC NEW ISSUE **PRICE GUIDANCE** $690.2 MM FIXED-RATE CMBS OFFERING

LEAD MANAGER & SOLE BOOKRUNNER: WELLS FARGO SECURITIES, LLC

CO-MANAGERS: DEUTSCHE BANK SECURITIES INC. AND NATIXIS SECURITIES AMERICAS LLC

OFFERED CERTIFICATES - PUBLIC

CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY	GUID
A-1	AAAsf/AAA(sf)/Aaa(sf)	23.517	30.000%	2.66	44.7%	15.4%	70A
A-2A	AAAsf/AAA(sf)/Aaa(sf)	66.792	30.000%	4.77	44.7%	15.4%	Preplaced
A-2B	AAAsf/AAA(sf)/Aaa(sf)	66.792	30.000%	4.92	44.7%	15.4%	Preplaced
A-3	AAAsf/AAA(sf)/Aaa(sf)	100.000	30.000%	9.73	44.7%	15.4%	128A
A-4	AAAsf/AAA(sf)/Aaa(sf)	238.283	30.000%	9.85	44.7%	15.4%	130A
A-SB	AAAsf/AAA(sf)/Aaa(sf)	46.743	30.000%	7.35	44.7%	15.4%	118A
A-S	AAAsf/AAA(sf)/Aa2(sf)	40.659	24.750%	9.93	48.1%	14.3%	155A
B	AA-sf/AA-(sf)/A2(sf)	44.532	19.000%	9.93	51.8%	13.3%	180-185
C	A-sf/A-(sf)/NR	37.756	14.125%	9.93	54.9%	12.5%	275A
D	BBBsf/BBB(sf)/NR	25.170	10.875%	9.93	56.9%	12.1%	410A

NON-OFFERED CERTIFICATES - PRIVATE (144A)
CLASS	FITCH/KBRA/MDYS	SIZE($MM)	C/E	WAL	CUM LTV	NOI DY
E	BBB-sf/BBB-(sf)/NR	19.362	8.375%	9.93	58.5%	11.7%

COLLATERAL SUMMARY

CUT-OFF DATE BALANCE:	$774,467,699
NUMBER OF LOANS:	62
NUMBER OF PROPERTIES:	73
WA CUT-OFF LTV:	63.9%
WA BALLOON LTV:	57.4%
WA U/W NCF DSCR:	1.77x
WA U/W NOI DEBT YIELD:	10.8%
WA MORTGAGE RATE:	4.616%
TOP TEN LOANS %:	49.3%
WA REM TERM TO MATURITY (MOS):	108
WA REM AMORTIZATION TERM (MOS):	353
WA SEASONING (MOS):	2

LOAN SELLERS:	WFB(45.4%), NATIXIS(38.9%), SPREF(15.7%)

TOP 3 PROPERTY TYPES:	RETAIL(30.4%), OFFICE(24.4%), HOSPITALITY(18.9%)

TOP 5 STATES:	CA(15.8%), NY(12.4%), TX(10.4%), AZ(8.3%), NJ(8.2%)

MASTER SERVICER:	WELLS FARGO BANK, NATIONAL ASSOCIATION

SPECIAL SERVICER:	RIALTO CAPITAL ADVISORS, LLC

SUBORDINATE CLASS REP:	RREF III DEBT AIV, LP OR ANOTHER AFFILIATE OF RIALTO CAPITAL ADVISORS, LLC

DOCUMENTS & TIMING
TERM SHEET, ANNEX A-1:	ATTACHED
PRELIMINARY FWP:	ATTACHED
PRESALE REPORTS:	THURS, 11/12
ANTICIPATED PRICING:	WEEK OF 11/16
ANTICIPATED SETTLEMENT:	DECEMBER 9, 2015

ROADSHOW
HARTFORD, BREAKFAST:	THURS, 11/12@ 8:30AM ET, MAX'S DOWNTOWN
BOSTON, LUNCH:	THURS, 11/12 @ 12:00PM ET, LANGHAM HOTEL
MINNEAPOLIS, BREAKFAST:	THURS, 11/12 @ 7:30AM CT, THE GRAND HOTEL
NEW YORK 1x1's:	FRI, 11/13
CONFERENCE CALLS:	UPON DEMAND

PRE-RECORDED GLOBAL INVESTOR CALL: WWW.NETROADSHOW.COM

FINAL LINK:www.netroadshow.com/nrs/wp/default.html?show=F56dA6

REVIEW CODE:NXS4WF2105

Wells Fargo Commercial Mortgage Securities, Inc., as depositor, has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (‘‘SEC’’) (SEC File No. 333-195164) for the offering to which this communication relates. Before you invest, you should read the prospectus in the registration statement and other documents the depositor has filed with the SEC for more complete information about the depositor, the issuing entity and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the depositor, any underwriter, or any dealer participating in the offering will arrange to send you the prospectus after filing if you request it by calling toll free 1-800-745-2063 (8 a.m. – 5 p.m. EST) or by emailing wfs.cmbs@wellsfargo.com.

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